EXHIBIT 18(b)


                          Retirement Planning Funds of America, Inc.
                               Plan Pursuant to Rule 18f-3
                               ---------------------------


     Registrant elects to offer different classes of shares of its various series pursuant to Rule 18f-3 under the following Plan.

     1. Registrant's current Plan encompasses three classes of shares in each series that may be offered as follows:

     (a) Class A shares of all series except money market series with a front end sales charge ("FESC") subject to certain exceptions and to Rule 12b-1 service and maintenance fees ("Rule 12b-1 fees"). The applicable FESC, including reductions and exceptions and the Rule 12b-1 fees are set forth in Exhibit "A" hereto.

     (b) Class B shares of all series except money market series at net asset value subject to (i) Rule 12b-1 fees to provide an asset based sales charge and service and maintenance fees and (ii) a conditional deferred (back end) sales charge for redemptions or repurchases by the Registrant effected within a certain period of time not exceeding eight years from the date of purchase. Class B shares outstanding will automatically convert to Class A shares within eight years after the end of the month in which the shares were purchased. (However, for shares purchased before December 1, 1994 which are represented by stock certificates, the stock certificates must be returned to the transfer agent to effect conversion.) Terms of the deferred sales charges, conversion and Rule 12b-1 fees are set forth in Exhibit "B" attached hereto.

     (c) Class C shares of all series except money market series at net asset value subject to a fee upon redemption within one year of purchase and Rule 12b-1 fees covering an asset based sales charge and maintenance and service fees. The terms of the Rule 12b-1 fees and fee upon redemption are set forth in Exhibit "C" hereto.

     (d)  Money market series will offer all three classes of its shares
(i) by initial sale or (ii) for exchange for the same class of shares of other Funds. Money market series shares, unless acquired by exchange, will not be subject to any FESC, conditional deferred sales charge, charge upon redemption or Rule 12b-1 fees. However, any conditional deferred sales charge or charge upon redemption that are applicable to Class B or Class C shares exchanged for shares of the money market series will continue to be applicable to the shares of the money market series acquired in the exchange. See "Exchange Privileges" below for more information.

     (e) Exchange Privileges: The exchange privileges are set forth in Exhibit "D" hereto. In summary, for a nominal exchange fee, shares of a class may be exchanged for shares of the same class of certain other
Funds with the same investment adviser or distributor at net asset value except that: (i) Any shares issued in exchange for shares still subject to any unpaid FESC or conditional deferred sales charge or other charge payable upon redemption remain subject to such unpaid charges; and (ii) Money market series Class A, Class B and Class C shares which were initially purchased from the money market series may be exchanged for the same class of shares of another Fund. However, such initially purchased money market Class A shares may be exchanged at the public offering price of the acquired shares (which may include a sales charge); initially purchased Class B and Class C shares will be subject to any conditional deferred sales charge or charge upon redemption normally applicable to the acquired shares.

     2. Income, realized and unrealized capital gains and losses and expenses not allocated to a particular class are allocated to each class on the basis of relative net assets which for a money market series are based on "relative net assets (settled shares)" as defined in paragraph
(c)(2) (ii) of Rule 18f-3.

     Expenses allocable to a specific class are expenses specifically incurred for such class including the following:

    (a)  Rule 12b-1 expenses
    (b)  Incremental transfer agency expenses
    (c) Incremental costs of preparing, printing and mailing shareholder reports, proxy materials and prospectuses related to such class
    (d) Registration fees and other expenses of registration of the shares of such class under laws or regulations of any jurisdiction in which the class of shares is to be offered
    (e) Directors' fees and expenses incurred as a result of issues relating solely to such class
    (f)  Legal and accounting expenses relating solely to such class

     3. Each class will vote separately with respect to any matter as required by applicable law or which separately affects that class. As provided in the Articles of Incorporation, each dollar of net asset value per share is entitled to one vote.

                                                              EXHIBIT A


     Class A Shares.  Class A shares of Davis Government Money Market
Fund are sold at net asset value. Class A shares of the other Funds are sold at their net asset value plus a sales charge. The amounts of the sales charges are shown in the table below.

                                                                                          Customary
                                      Sales Charge           Charge as                   Concession to
                                          as                Approximate                 Your Dealer as
                                       Percentage            Percentage                    Percentage
                                      of Offering            of Amount                    of Offering
Amount of Purchase                       Price                Invested                        Price
------------------                       -----                --------                        -----
     $99,999 or less..................    4-3/4%                5.0%                           4%
$100,000 to $249,999..................    3-1/2%                3.6%                           3%
$250,000 to $499,999..................    2-1/2%                2.6%                           2%
$500,000 to $749,999..................        2%                2.0%                       1-3/4%
$750,000 to $999,999..................        1%                1.0%                    3/4 of 1%
  $1,000,000 or more..................        0%                0.0%                           0%<F1>

<F1> On purchases of $1 million or more, the investor pays no initial or contingent deferred sales charge. However the Adviser may pay the financial service firm a commission during the first year after purchase at an annual rate as follows:

                   Purchase Amount                         Commission
                   ---------------                         ----------
                 First   $3,000,000....................      .75%
                 Next    $2,000,000....................      .50%
                 Over    $5,000,000....................      .25%

Such commissions will be paid quarterly at the end of each fiscal quarter for the first year after purchase. When a commission is paid because of purchases of $1 million or more, such payment will be made from 12b-1 distribution fees received from the Fund and, in cases where the limits of the Distribution Plan in any one year have been reached, from the distributor's own profits or resources.

     There are a number of ways to reduce the sales charge on the purchase of Class A shares as set forth below.

     (i) Family Purchases: Purchases made by an individual, such individual's spouse and children under 21 are combined and treated as a purchase of a single person.

     (ii) Group Purchases: The purchases of an organized group, whether or not incorporated, are combined and treated as the purchase of a single person. The organization must have been organized for a purpose other than to purchase shares of mutual funds.

     (iii) Purchases for Employee Benefit Plans: Trusteed or other fiduciary accounts and Individual Retirement Accounts ("IRA") of a single employer are treated as purchases of a single person. Purchases of and ownership by an individual and such individual's spouse under an IRA are combined with their other purchases and ownership.

     (iv) Purchases under a Statement of Intention: By executing the "Statement of Intention" included in the Application Form at the back of the prospectus, purchases of Class A shares of $100,000 or more made over a 13-month period may be made at the applicable price for the aggregate shares actually purchased during the period. Please see "Terms and Conditions" at the back of prospectus.

     (v) Rights of Accumulation: If you notify your dealer or the Adviser you may include the Class A shares you already own (valued at maximum offering price) in calculating the price applicable to your current purchase.

     (vi) Combined Purchases with other Davis Funds: Purchases of Class A shares of any Fund (other than Davis Government Money Market Fund) may be combined with your purchases of Class A shares of other Davis Funds, including Davis New York Venture Fund, Davis High Income Fund, Davis Tax-Free High Income Fund and Davis International Series, Inc., separately or under combined Statements of Intention or rights of accumulation to determine the price applicable to your purchases of Class A shares of a Fund.

     (vii) Sales at Net Asset Value:  The sales charge will not apply to:
(1) Class A shares purchased through the automatic reinvestment of dividends and distributions (see "Dividends and Distributions"); (2) Class A shares purchased by directors, officers and employees of any Fund, supervised and distributed by the Adviser or Adviser's general partner, including former directors and officers and any spouse, child, parent, grandparent, brother or sister of all the foregoing, and any employee benefit or payroll deduction plan established by or for such persons; (3) Class A shares purchased by any registered representatives, principals and employees (and any spouse, child, parent, grandparent, brother or sister) of securities dealers having a sales agreement with the Adviser;
(4) initial purchases of Class A shares totaling $250,000 or more, made at any one time by banks, trust companies and other financial institutions (collectively "Institutions") on behalf of one or more clients for which such Institution acts in a fiduciary capacity; (5) initial purchases of Class A shares totaling $250,000 or more by a registered investment adviser on behalf of a client for which the adviser is authorized to make investment decisions or otherwise acts in a fiduciary capacity; (6) Class A shares purchased by any single account covering a minimum of 250 participants and representing a defined benefit plan, defined contribution plan, cash or deferred plan qualified under 401(a) or 401(k) of the Internal Revenue
Code or a plan established under section 403(b), 457 or 501(c)(9) of such Code; (7) Class A shares purchased by persons participating in a "wrap account" or similar fee-based program sponsored and maintained by a registered broker-dealer approved by the Fund's Adviser; and (8) Class A shares purchased by any state, county, city, department, authority or similar agency prohibited by law from paying a sales charge. The Funds may also issue Class A shares at net asset value incident to a merger with or acquisition of assets of an investment company.

                                                             EXHIBIT B


     Class B Shares. Class B shares are offered at net asset value, without a front-end sales charge. With certain exceptions described below, the Company imposes a deferred sales charge on Class B shares of all the Funds except the Davis Money Market Fund. The charge is 4% on shares redeemed during the first year after purchase, 3% on shares redeemed during the second or third year after purchase, 2% on shares redeemed during the fourth or fifth year after purchase and 1% on shares redeemed during the sixth year after purchase. However, on Class B shares of the Company which were (i) purchased prior to December 1,
1994 or (ii) acquired in exchange from Class B shares of other Davis Funds which were purchased prior to December 1, 1994, the Company will impose a deferred sales charge of 4% on shares redeemed during the first calendar year after purchase; 3% on shares redeemed during the second calendar year after purchase; 2% on shares redeemed during the third calendar year after purchase; and 1% on shares redeemed during the fourth calendar year after purchase, and no deferred sales charge is imposed on
amounts redeemed after four calendar years from purchase.   Class B
shares will be subject to a maximum Rule 12b-1 fee at the annual rate of 1% of the class' average daily net asset value.

     Class B shares that have been outstanding for eight years will automatically convert to Class A shares without imposition of a front-end sales charge or exchange fee. (Conversion of pre December 1, 1994 Class
B shares represented by stock certificates will require the return of the stock certificates to the Funds transfer agent). The Class B shares so converted will no longer be subject to the higher expenses borne by Class
B shares. Because the net asset value per share of the Class A shares may be higher or lower than that of the Class B shares at the time of conversion, although the dollar value will be the same, a shareholder may receive more or less Class A shares than the number of Class B shares converted. Under the Funds' private Internal Revenue Service Ruling such a conversion will not constitute a taxable event under the federal income tax law. In the event that this ceases to be the case, the Board of Directors will consider what action, if any, is appropriate and in the best interests of the Class B shareholders.

     Any contingent deferred sales charge imposed upon the redemption of Class B shares is a percentage of the lesser of (i) the net asset value of the shares redeemed or (ii) the original cost of such shares. No contingent deferred sales charge is imposed when you redeem amounts derived from
(a) increases in the value of shares above the original cost of such shares or (b) certain shares with respect to which a Fund did not pay a commission on issuance, including shares acquired through reinvestment of dividend income and capital gains distributions. Upon request for redemption, shares not subject to the contingent deferred sales charge will be redeemed first. Thereafter, shares held the longest will be the first to be redeemed.

     The contingent deferred sales charge will be waived as follows: (1) on redemptions following a shareholder's death or disability, as defined in
Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the "Code"); (2) on taxable periodic distributions from a qualified retirement plan or IRA upon retirement or attainment of age 59-1/2 (e.g. for the applicable contingent deferred sales charge, if any, is imposed upon a lump sum redemption at any age whether or not it is taxable) or distribution necessary to make a tax-free return of contributions to avoid tax penalty; (3) on redemptions of shares sold to directors, officers and employees of the Fund, its Adviser or Adviser's General Partner, including former directors and officers and immediate family members of all of the foregoing, and any employee benefit or payroll deduction plan established by or for such persons; (4) on redemptions made as tax-free returns of contributions to avoid tax penalty; and (5) on redemptions pursuant to the right of a Fund to liquidate a shareholder's account if the aggregate net asset value of the shares held in such account falls below an established minimum amount.

                                                               EXHIBIT C


     Class C Shares. Davis Government Money Market Fund offers Class C shares. These shares are offered to facilitate a change into Class C shares of Davis New York Venture Fund, Inc. and do not have a conversion feature. For further information about this class of Davis New York Venture Fund, Inc., see your dealer or call the Fund to obtain a copy of the prospectus.

                                                               EXHIBIT D


                             EXCHANGE OF SHARES

     General. You may exchange shares of any Fund for shares of the same class of the other Davis Funds. This exchange privilege is a convenient way to buy shares in other Davis Funds in order to respond to changes in your goals or in market conditions. If such goals or market conditions change, the Davis Funds offer a variety of investment objectives that includes common stock funds, tax-exempt and corporate bond funds, and money market funds. However, each Fund, except the Davis Government
Money Market Fund is intended as a long-term investment and not for the short-term. All of the Davis Funds offer Class A or Class B shares. Only Davis Government Money Market Fund and Davis New York Venture Fund offer Class C shares. The shares to be received upon exchange must be legally available for sale in your state. The net asset value of the initial shares being acquired must be at least $1,000 unless such an exchange is under the Automatic Exchange Program described below. There is a $5 service charge payable to the Adviser for each exchange other than an exchange under the Automatic Exchange Program.

     Generally, shares may be exchanged for the same class of shares of another Davis Fund at relative net asset value. However, if any shares being exchanged are subject to an escrow or segregated account pursuant to the terms of a Statement of Intention or a CDSC, such shares will be exchanged at relative net asset value, but the escrow or segregated account will continue with respect to the Davis Fund shares acquired in
the exchange.   In addition, the terms of any CDSC to which any Class B
shares are subject at the time of exchange will continue to apply to any Class B shares acquired upon exchange. Class A shares of the Davis Government Money Market Fund which are purchased for cash may be exchanged for any class of any Davis Fund. However, exchanges of Class A shares of the Davis Government Money Market Fund into Class A shares of another Davis Fund will be made at the public offering price of the acquired shares (which includes the applicable front-end sales load) unless such shares were acquired by exchange of shares on which you have already paid a sales charge. Exchanges of Class A shares or Class B shares of the Davis Government Money Market Fund into Class B shares of another Davis Fund will be made at net asset value and will become subject to the CDSC applicable to the acquired shares at the time of the exchange unless such shares were acquired by exchange of shares already subject to a CDSC. Class C shares of Davis Government Money Market Fund may be exchanged for Class C shares of Davis New York Venture Fund, Inc. at relative net asset values. Class C shares of New York Venture Fund, Inc. are subject to Rule 12b-1 distribution fees and a redemption fee of 1% during the first 12 months in which they are outstanding.

     Segregation of Davis Government Money Market Fund Shares.   In
order to secure the payment of any FESC or CDSC that may be due on shares exchanged into shares of the Davis Government Money Market Fund, the number of shares equal in value to the sales charge are segregated and separately maintained in the Davis Government Money Market Fund. The purpose of the segregation is to assure that redemptions utilizing the Davis Government Money Market Fund check writing privilege do not deplete the account without payment of any applicable sales charge and therefore no draft will be honored for liquidation of shares in excess of the shares in the Davis Government Money Market Fund account which are free of segregation. See "Check Writing Privilege" under "Redemption of Shares - Davis Government Money Market Fund."

     Before you decide to make an exchange, you must obtain the current prospectus of the desired fund. Call your broker or the Adviser for information and a prospectus for any of the other Davis Funds registered in your state. Read the prospectus carefully. If you decide to exchange your shares, send State Street a written unconditional request for the exchange and follow the instructions regarding delivery of share certificates contained in the section on "Redemption of Shares". A signature guarantee is not required for such an exchange. However, if shares are also redeemed for cash in connection with the exchange transaction, a signature guarantee may be required. See "Redemption of Shares." Your dealer may charge an additional fee for handling an exercise of the exchange privilege.

     By Telephone. You may exchange shares by telephone into accounts with identical registrations. Please see the discussion of procedures in respect to telephone instructions in the section entitled "Telephone Privilege," as such procedures are also applicable to exchanges.

     Automatic Exchange Program. The Funds also offer an automatic monthly exchange program. All accounts established or utilized under this program must have the same registration and a minimum initial value of at least $250. All subsequent investments must be at least $25. Each month shares will be simultaneously redeemed and purchased at the chosen fund's applicable offering price. If you would like to participate in this program, you may use the appropriate designation on the Application Form.

     An exchange involves both a redemption and a purchase, and normally both are done on the same day. However, in certain instances such as where a large redemption is involved, the investment of redemption proceeds into shares of other Davis Funds may take up to seven days. For federal income tax purposes, exchanges are treated as a sale and purchase. Therefore, there will usually be a recognizable capital gain or loss due to an exchange.

     The number of times a shareholder may exchange shares among the Davis Funds within a specified period of time may be limited at the discretion of the Adviser. Currently, more than three exchanges out of a fund during a twelve month period are not permitted without the prior written approval of the Adviser. The Company reserves the right to terminate or amend the exchange privilege at any time upon at least 60 days' notice.